EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2006, relating to the financial statements of RCC Minnesota, Inc. (“RCCM”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of such financial statements that includes allocations to and from RCCM), appearing in the Annual Report on Form 10-K of Rural Cellular Corporation for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota,
June 12, 2006